CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Guardion Health Sciences, Inc.

We consent to the incorporation by reference in the foregoing Registration Statement on Form S-8 pertaining to Guardion Health Sciences, Inc. 2018 Equity Incentive Plan of our report dated February 14, 2019, relating to the financial statements of Guardion Health Sciences, Inc. as of December 31, 2018 and 2017 which appear in Guardion Health Sciences, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2018 filed with the Securities and Exchange Commission on February 14, 2019.

/s/ Weinberg & Company, P.A.

Weinberg & Company, P.A.

Los Angeles, California

May 20, 2019